Exhibit 10.13

COMPENSATION TO OUTSIDE DIRECTORS

	2006	2005
Annual Retainer Fee:	$25,000	$25,000
Annual Fee for Committee Chairmanships:	$5,000	$5,000
Attendance Fee for Board Meetings (includes telephonic attendance):	$2,500	$2,500
Attendance Fee by Committee Member at Committee Meeting (includes telephonic attendance):	$1,000	$1,000

All reasonable out-of-pocket travel expenses, which are incurred in connection with Board and Committee meetings will be reimbursed. In addition, the Outside Directors received $50,000 in stock grants in 2005 for prior service. The Outside Directors will receive stock grants in the future.